Exhibit 21.1
LIST OF SUBSIDIARIES OF HAWAIIAN HOLDINGS, INC.
Hawaiian Airlines, Inc.
Hawaiian Gifts, LLC
Airline Contract Maintenance and Equipment, Inc.
HA 3049 Ualena Street, LLC

Elliott Street Holdings, Inc.

Aviation Legacy, LLC